Exhibit 99.1

Contacts:
Bruce Tomlinson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8500	360-668-3701
bruce.tomlinson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Third Quarter 2012 Financial Results

INCLINE VILLAGE, NV, November 5, 2012 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the third quarter and nine months ended September 30, 2012.

Royalty revenues for the third quarter of 2012 increased two percent to $85.2 million from $83.4 million reported in the third quarter of 2011. For the first nine months of 2012, royalty revenues increased three percent to $288.5 million from $278.8 million reported in the comparable period of 2011. Total revenue for the first nine months of 2012 of $288.5 million is flat when compared to total revenue for the first nine months of 2011 of $289.2 million, as a result of a one-time settlement payment of $10 million from UCB Pharma received in 2011.

Royalty revenues for the third quarter of 2012 are based on second quarter 2012 product sales by PDL’s licensees. The growth in royalty revenues was driven primarily by increased royalties from second quarter 2012 sales of Avastin®, which is marketed by Genentech and Roche, and Lucentis® and Xolair®, which are marketed by Genentech and Novartis. Royalty revenue for the third quarter is net of payments made under PDL’s February 2011 settlement agreement with Novartis Pharma AG.

General and administrative expenses for the third quarter of 2012 were $5.6 million, compared with $4.0 million in the same quarter of 2011. For the nine months ended September 30, 2012, general and administrative expenses were $17.7 million compared to $13.5 million in the comparable period of 2011. The increase in expenses for both the quarter and nine months ended September 30, 2012, is primarily due to expenses related to efforts to acquire new revenue generating assets, compensation related expenses and litigation expenses.

Net income for the third quarter of 2012 was $48.6 million, or $0.32 per diluted share, as compared with net income of $45.9 million, or $0.28 per diluted share, in the same quarter of 2011. Net income for the first nine months of 2012 was $162.3 million, or $1.08 per diluted share, as compared with net income of $160.5 million, or $0.88 per diluted share, in the same period of 2011.

Net cash provided by operating activities in the first nine months of 2012 was $158.6 million, compared with $124.6 million for the first nine months of 2011. At September 30, 2012, PDL had cash, cash equivalents and investments of $160.4 million, compared with $227.9 million at December 31, 2011.

Recent Developments

Revenue Interests Purchase Agreement with AxoGen, Inc.
In October 2012, PDL entered into a Revenue Interests Purchase Agreement (Royalty Agreement) with AxoGen, Inc. pursuant to which PDL will receive high single digit royalties on AxoGen’s net revenues generated by the sale, distribution or other use of AxoGen’s products. The Royalty Agreement has an eight year term, and is subject to agreed-upon minimum payments beginning in the fourth quarter of 2014 and the right to require AxoGen to repurchase the revenue contract at the end of the fourth year. AxoGen has been granted certain rights to call the revenue contract in years five through eight. The total consideration PDL paid to AxoGen for the royalty rights was $20.8 million, including $19 million paid to AxoGen at the closing of the transaction and $1.8 million paid to AxoGen in August 2012, pursuant to an Interim Revenue Interest Purchase Agreement (Interim Agreement) between AxoGen and PDL. The Interim Agreement was terminated in connection with the execution of the Royalty Agreement. AxoGen was required to use a portion of the proceeds from the Royalty Agreement to pay the outstanding balance under its existing credit facility. AxoGen plans to use the remainder of the proceeds to support the business plan for its products. The royalty rights are secured by the cash and accounts receivable of AxoGen.

Credit Agreement with Wellstat Diagnostics, LLC
In November 2012, PDL loaned to Wellstat Diagnostics, LLC (Wellstat) pursuant to a Credit Agreement (Credit Agreement) $40 million to be used by Wellstat in its development and commercialization of small point of care diagnostic systems that can perform a wide variety of tests targeting the clinical diagnostics market. Of the $40 million borrowed, Wellstat Diagnostics will use approximately $11.6 million to repay an existing credit facility between PDL and the holders of Wellstat’s equity interests. Wellstat is required to repay the outstanding principal and a specific target internal rate of return amount to PDL at maturity or upon the occurrence of certain key events such as a sale of Wellstat Diagnostics or substantially all of its assets or if Wellstat Diagnostics misses a specified revenue target for fiscal year 2017.  The loan will be considered repaid at any time the aggregate amount of all payments made by Wellstat to PDL, including interest and any royalty payments, equals specified target internal rates of return set forth in the Credit Agreement.  The target internal rates of return depend on whether the date of repayment is on or after December 31, 2014, and is higher after December 31, 2014. Outstanding principal under the Credit Agreement bears interest at the rate of 5.0% per annum, payable quarterly in arrears, in cash or paid-in-kind notes that add to the principal balance.  Upon commercialization of Wellstat's diagnostic systems, PDL will receive a low double digit royalty on Wellstat Diagnostics' net revenues. The Credit Agreement matures at its latest on December 31, 2021.

2012 Dividends
On January 18, 2012, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 14, June 14, September 14 and December 14 of 2012 to stockholders of record on March 7, June 7, September 7 and December 7 of 2012, the record dates for each of the dividend payments, respectively. On September 14, 2012, PDL paid the third quarterly dividend to stockholders of record totaling $21 million using earnings generated in the third quarter of 2012.

Revenue Guidance for 2012
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Fourth quarter 2012 revenue guidance will be provided in December.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, November 5, 2012.

To access the live conference call via phone, please dial (877) 303-9145 from the United States and Canada or (760) 536-5203 internationally. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 12, 2012, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 55617262.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary. A slide presentation relating to the call will be available via the webcast link on the PDL website.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new revenue generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new revenue generating assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Royalties	$85,231	$83,370	$288,479	$278,833
License and other	-	400	-	10,400
Total revenues	85,231	83,770	288,479	289,233

General and administrative expenses	5,647	3,960	17,737	13,516
Operating income	79,584	79,810	270,742	275,717

Non-operating expense, net
Loss on repurchase of convertible notes	-	-	-	(766)
Interest and other income, net	1,867	130	2,385	463
Interest expense	(6,514)	(9,007)	(23,087)	(27,941)
Total non-operating expense, net	(4,647)	(8,877)	(20,702)	(28,244)
Income before income taxes	74,937	70,933	250,040	247,473
Income tax expense	26,362	25,017	87,779	87,026

Net income	$48,575	$45,916	$162,261	$160,447

Net income per share
Basic	$0.35	$0.33	$1.16	$1.15
Diluted	$0.32	$0.28	$1.08	$0.88

Weighted average shares outstanding
Basic	139,715	139,680	139,693	139,665
Diluted	149,626	167,019	150,678	186,756

Cash dividends declared per common share	$-	$-	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30, 2012	December 31, 2011
Cash, cash equivalents and investments	$160,367	$227,946
Total assets	$249,896	$269,471
Non-recourse notes payable	$-	$93,370
Convertible notes payable	$307,337	$316,615
Total stockholders' deficit	$(115,484)	$(204,273)

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2012	2011
Net income	$162,261	$160,447
Adjustments to reconcile net income to net cash provided by operating activities	18,095	34,393
Changes in assets and liabilities	(21,734)	(70,204)
Net cash provided by operating activities	$158,622	$124,636